Media Relations:	Investor Relations:
Brendan P. Lewis	Lisa Hartman
Juniper Networks, Inc.	Juniper Networks, Inc.
(408) 936-4299	(408) 936-6123
blewis@juniper.net	lisac@juniper.net

Juniper Networks Announces New Software Business Group
In Support of the New Network

Creation of a Fourth Business Group, Junos Ready Software, and Key Leadership Moves
Demonstrate Company’s Commitment to Service Provider Market Innovation

SUNNYVALE, Calif, February 10, 2010 – Juniper Networks® (NYSE: JNPR) today announced a new business group and a series of executive assignments that will enable the company to help service providers better respond to the technological and economic challenges they face today. The moves are aligned with the vision of the new network that transforms the economics and enables new experiences for customers globally.

“Late last year, Juniper unveiled a new strategic vision and introduced a series of groundbreaking silicon, software, systems and partnerships to meet the ‘New Network’ demands of the next decade,” said Kevin Johnson, Juniper’s chief executive officer. “This New Network is based on smart systems, open software platforms and an approach that adapts to changing business dynamics by embracing partnerships and unleashing innovation. Today’s announcements signal the next step in our evolution and underscore our commitment to helping customers tackle the relevant issues of economics and experiences.”

Junos Ready Software – A New Business Group Focused on Fueling Innovation
Leading today’s announcements is the formation of a new business group, the fourth in Juniper’s organizational structure, called Junos Ready Software (JRS). JRS will be dedicated to creating and delivering an ecosystem of software and applications built on the Junos® platform to solve the most pressing challenges facing customers today. These challenges include the development and deployment of advanced mobility and video solutions, automation of network tasks that reduces operating expenses, as well as the delivery of additional value-added services.

Junos is a high-performance network operating system that includes an SDK for the development of intelligent, on-board applications. The Junos platform integrates routing, switching, security, and network services to reduce complexity and simplify new deployments.

The Junos Ready Software group will deliver Juniper and partner-built applications, all running on the Junos platform. It will include the following specific operating components:

•	Project Falcon – Disclosed in October 2009, this program is focused on delivering best-of-breed mobile solutions on Junos

•	Junos Space – A network application platform for the development and deployment of simple, smart network applications

•	Junos Innovation Ecosystem – A partner program aimed specifically at enabling a broad range of new third-party applications running on Junos. Examples of these applications include mobile video delivery, addressable advertising, service monitoring, service delivery and security

JRS will be headed by executive vice president and general manager, Manoj Leelanivas, an 11-year Juniper veteran and proven technology leader, who will now report directly to Juniper CEO Kevin Johnson. Leelanivas most recently served as senior vice president and general manager of the Edge and Aggregation business unit, where he led the development and launch of Juniper’s groundbreaking MX 3D Series Universal Edge Routers. Additionally, he was responsible for notable progress in Juniper’s Project Falcon initiative.

“I am honored to be named the head of Junos Ready Software, a dynamic new business group that will work collaboratively with our customers and partners to accelerate the pace of innovation needed to deliver services end-users require while dramatically improving our customer’s top-line economics,” said Leelanivas. “The initial tasks of JRS will be delivering on the Project Falcon roadmap, enabling mobile content delivery, advertising insertion, service monitoring and delivery – all optimized to run on the Junos software platform. We look forward to rolling out our initial wave of solutions and building on that foundation.”

Additional Top Management Assignments to Enhance Customer Value
In addition to establishing the Junos Ready Software business group, Juniper also made two executive assignments to further strengthen the company’s relationships with and contributions to service providers.

Kim Perdikou, a 10-year Juniper veteran, who most recently served as executive vice president and general manager of Juniper’s Infrastructure Products Group (IPG), will move to a newly created position working directly with CEO Kevin Johnson to focus on developing and deepening Juniper relationships with service provider customers and partners. As executive vice president, Perdikou will join the office of the CEO in a new role that leverages her deep industry knowledge and customer relationships to guide key strategic projects that further Juniper’s global market leadership.

During her four-year tenure as head of IPG, Perdikou oversaw a significant expansion of the group’s portfolio, including the introduction of several innovative products, such as the multichassis-capable T1600 Core Router, JCS1200 Control System, the full MX 3D Series Universal Edge Routers, and the ongoing development of Juniper’s mobile core solutions.

Stefan Dyckerhoff has been named executive vice president, assuming leadership responsibilities for IPG, reporting directly to Juniper CEO Kevin Johnson. An original member of Juniper’s engineering team during the company’s first seven years, Dyckerhoff recently rejoined the company from Cisco Systems.

While at Cisco Systems, Dyckerhoff served as vice president and general manager of the Edge Routing Business Unit (ERBU) and was responsible for managing a multi-billion dollar product portfolio targeted at both the service provider and enterprise markets. In addition to running ERBU, Dyckerhoff also served as the executive sponsor for some of the company’s largest customers, as well as an executive member of several company cross-functional boards in the areas of service provider infrastructure, mobile internet, enterprise architecture and security.

“In order to truly help service providers succeed in the next decade, their vendors need to have the right mix of superior technology, a robust partner ecosystem and a unique, collaborative approach to solving business problems. This is why I chose to rejoin Juniper Networks and why I couldn’t be more excited for our future,” said Dyckerhoff, now executive vice president and general manager of IPG. “Thanks to Kim’s leadership, IPG is well positioned for the future with a strong portfolio that includes the groundbreaking MX 3D Series routers and T Series chipsets, and a strong innovation pipeline. IPG will continue to focus on delivering quality products based on Junos that fundamentally improve the economics for our service provider customers by delivering best-in-class TCO and by building a network platform for revenue-generating Junos Ready Software applications.”

Leelanivas, Perdikou and Dyckerhoff, as well as other Juniper executives, will be attending Mobile World Congress in Barcelona, Spain, next week where the company will be making additional announcements.

About Juniper Networks
From devices to data centers, from consumers to the cloud, Juniper Networks delivers innovative software, silicon and systems that transform the experience and economics of networking. The company serves more than 30,000 customers and partners worldwide, and generated more than $3 billion in revenue over the last year. Additional information can be found at www.juniper.net.

Juniper Networks and Junos are registered trademarks of Juniper Networks, Inc. in the United States and other countries.  The Juniper Networks and Junos logos are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

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